EXHIBIT 99.1

Quanex Fiscal Second Quarter 2007 Results

     Company Experienced Sequential Improvement At Both Operating Groups

               Raised 2007 EPS Guidance to Higher End of Range

         Cash Provided by Operating Activities Remained Strong --
                           Rising to $84 Million YTD

HOUSTON, May 31, 2007 (PRIME NEWSWIRE) -- Quanex Corporation (NYSE:NX) today reported fiscal second quarter 2007 results for the period ending April 30, 2007. Net sales were $519.4 million compared to $507.2 million a year ago, and income from continuing operations was $32.8 million versus $42.8 million in the year ago period. Diluted earnings per share from continuing operations were $0.84 compared to $1.07 in the second quarter last year. Diluted earnings per share were $0.84. The latest 12 months return on invested capital was 15.7% compared to 19.1% a year ago.

Fiscal Second Quarter 2007 Highlights

 * Vehicular Products net sales were $280.9 million versus $245.4 million a year ago; net sales at Building Products were $242.8 million compared to $266.9 million in the year ago quarter.

 * Vehicular Products reported operating income of $35.4 million versus $40.4 million a year ago; operating income at Building
   Products was $25.9 million compared to $35.1 million in the year ago period.

 * Cash plus short-term investments at quarter-end totaled $104.0 million.

 * Total debt less cash and investments to capitalization was 2.9%
   versus 8.4% a year ago.

 * The Company closed on the acquisition of Atmosphere Annealing
   Inc. (AAI) February 1, 2007. Its integration into Vehicular
   Products is proceeding well and AAI's operating results exceeded expectations.

 * Quanex announced a strategic review of its Building Products group on May 16, 2007.

 * For the first half of fiscal 2007, cash provided by operating activities was $84.4 million, compared to $67.5 million in the same period a year ago, and capital expenditures were $16.6 million versus $42.9 million in the first half of 2006, primarily the result of reduced spending at MACSTEEL.

Selected Financial Information

 Fiscal Second Quarter 2007 Financials
 ($ in millions, except per share data)

                                  2nd qtr        2nd qtr
                                    2007          2006        inc/(dcr)
                                 ---------      ---------     ---------
 Net Sales                          $519.4         $507.2            2%
 Operating Income                     50.5           68.8          (27%)
 Income from Continuing Ops.          32.8           42.8          (23%)

 EPS: Basic Earnings from
 Continuing Ops.                     $0.89          $1.14          (22%)

 EPS: Diluted Earnings from
 Continuing Ops.                     $0.84          $1.07          (21%)

Fiscal Second Quarter 2007 Commentary

 VEHICULAR PRODUCTS  ($ in millions)

                                  2nd qtr        2nd qtr
                                    2007          2006        inc/(dcr)
                                 ---------      ---------     ---------
 Net Sales                          $280.9         $245.4           14%
 Operating Income                     35.4           40.4          (12%)

Vehicular Products is focused on providing its customers with engineered steel bars and extensive value added services. About 75% of its products are used in light vehicle, heavy truck and off-road powertrain applications.

"Total steel bar tons shipped at MACSTEEL were strong, up 5% compared to second quarter 2006 shipments, due to our success in securing more business in both the automotive and non-automotive markets," said Raymond A. Jean, chairman and chief executive officer. "MACSTEEL's overall demand improved throughout the quarter and our growing automotive backlog gives us optimism for a better mix as we move forward. North American light vehicle builds in our second quarter were down 3% compared to a year ago, but the outlook calls for a gradual increase in builds during the second half of 2007 compared to the second half of 2006. As expected, operating income was down due to the mix shift, which included less value added bar product as a percent of sales, as well as from rising scrap costs through March."

"We are very pleased with the integration progress at Atmosphere Annealing. This is a great heat treating asset for us and it came with an excellent management team. Our vehicular sales team will now further enhance its value proposition to automotive powertrain customers. Operating results were better than planned and we continue to be impressed with AAI's industry leading capabilities," Jean said.

 BUILDING PRODUCTS
  Engineered Products ($ in millions)

                                  2nd qtr        2nd qtr
                                    2007          2006        inc/(dcr)
                                 ---------      ---------     ---------
 Net Sales                          $103.6         $127.4          (19%)
 Operating Income                      9.1           12.7          (28%)

Engineered Products is focused on providing window and door customers with value added fenestration products and components. Key market drivers are housing starts (approximately 60% of sales) and remodeling activity (approximately 40% of sales).

"The housing market slump continues to negatively impact the financial results of Engineered Products. Housing starts were off 24% compared to our second quarter last year, the result of an ongoing inventory overhang in the market. As expected, we did see a seasonal pickup in our business late in the quarter, and we look for that upturn in demand to hold through the summer," said Jean.

 Aluminum Sheet Building Products ($ in millions)

                                  2nd qtr        2nd qtr
                                    2007          2006        inc/(dcr)
                                 ---------      ---------     ---------
 Net Sales                          $139.2         $139.5           --
 Operating Income                     16.8           22.4          (25%)

Aluminum Sheet Products is a leading provider of common alloy aluminum sheet products for the building and construction, transportation and other consumer durable markets. Key market drivers are housing starts and remodeling activity (approximately 60% of sales).

"Second quarter shipped pounds at Nichols Aluminum were off 7% from a year ago as the business continued to experience weak demand in its building and construction markets, as well as softness in its secondary markets. Operating income was off from a year ago due to reduced shipments and less value added painted sheet sales as a percent of the mix," Jean said.

Cash Flow

"Cash plus short-term investments were $104 million at the end of our second quarter after having acquired AAI for some $58 million, and total debt less cash and investments to capitalization was 2.9%. We aggressively manage our working capital, and for the quarter end, our conversion cycle was 34 days. Cash provided by operating activities remained excellent at $84 million for the first half of 2007," said Jean.

Fiscal 2007 Outlook

Quanex continues to experience relatively soft demand in its end markets, but expects to see sequential quarterly improvement in operating results through the remainder of fiscal 2007 based on an improving automotive build schedule and an improvement in housing starts.

At Vehicular Products, demand is expected to continue to improve as light vehicle build rates increase. MACSTEEL's bar shipments in the second half of fiscal 2007 are expected to exceed the comparable 2006 period, based in part on the strength of new programs with both the Big Three and transplant automotive customers. Material spreads are expected to improve sequentially as the product mix improves with more powertrain bar sales and the cost of steel scrap moderates. Light vehicle builds of 15.3 million in calendar 2007 are expected to be about even with 2006.

For Building Products, housing starts in calendar 2007 are expected to lag 2006 by some 23%. Customer demand at Engineered Products is expected to improve over the course of the year based on a very gradual improvement in housing starts. New programs with both existing and new customers will further bolster results. At Nichols Aluminum, second half fiscal 2007 aluminum sheet shipments are expected to exceed first half 2007 but lag second half 2006 shipments, and spreads are expected to remain robust.

For the fiscal third quarter, Quanex expects to report diluted earnings per share from continuing operations within a range of $0.90 to $0.98, which includes an estimated $0.03 per share LIFO charge. Guidance for the year is $3.35 to $3.60, and includes an estimated $0.10 per share LIFO charge. Current guidance was raised toward the higher end of the previous range of $3.10 to $3.60 due in part to an improving automotive outlook at Vehicular Products and new programs at Engineered Products.

Other

On May 16, 2007, the Company announced that its Board of Directors had initiated a review of strategic alternatives with respect to its Building Products group. The group consists of Engineered Products and Aluminum Sheet Products. Strategic alternatives to be considered include, but are not limited to, a tax-free spin-off to Quanex shareholders, a sale or a joint venture. At this time, there can be no assurance that this strategic review will result in any type of transaction and the Company does not intend to provide an update to this process.

On January 26, 2005, the Company irrevocably elected, pursuant to the indenture governing its 2.50% convertible senior debentures due 2034, to settle the principal amount of the debentures in cash while the premium amount of the debentures may be settled in any combination of cash and common stock when they become convertible and are surrendered by the holders thereof. Allowing for this election and using an average stock closing price of $41.33 for its second quarter, the Company's diluted earnings per share from continuing operations were reduced by $0.03.

Quanex uses the Last In First Out (LIFO) method of accounting, which requires it to forecast year-end inventory prices and levels and periodically adjust interim inventory balances. For the second quarter, the Company booked a $3.0 million ($0.05 per diluted share) non-cash LIFO charge that primarily reflects the rise in the cost of steel scrap at the Company's Vehicular Products group.

Dividend Declared

The Board of Directors declared the Company's quarterly cash dividend of $0.14 per share on the common stock, payable June 29, 2007 to shareholders of record on June 15, 2007.

Corporate Profile

Quanex Corporation is an industry-leading manufacturer of value-added, engineered materials and components serving the vehicular products and building products markets.

Financial Statistics as of 04/30/07

Book value per common share: $21.74; Total debt to capitalization: 14.0%; Return on invested capital: 15.7%; Return on common equity: 18.1%; Actual number of common shares outstanding: 37,066,472.

Definitions

 Book value per common share -- calculated as total stockholders'
 equity as of balance sheet date divided by actual number of common shares outstanding;
 Total debt to capitalization -- calculated as the sum of both the current and long term portion of debt, as of balance sheet date, divided by the sum of both the current and long term portion of debt plus total stockholders' equity as of balance sheet date;
 Return on invested capital -- calculated as the total of the prior 12 months net income plus prior 12 months after-tax interest expense and capitalized interest, the sum of which is divided by the trailing five quarters average total debt (current and long term) and total stockholders' equity;
 Return on common equity -- calculated as the prior 12 months net income, divided by the trailing five quarters average common stockholders' equity.

Statements that use the words "expect," "should," "believe," "will," "might," or similar words reflecting future expectations or beliefs are forward-looking statements. The statements found above are based on current expectations. Actual results or events may differ materially from this release. Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials. For a more complete discussion of factors that may affect the Company's future performance, please refer to the Company's most recent 10-K filing (December 15, 2006) under the Securities Exchange Act of 1934, in particular the section titled, "Private Securities Litigation Reform Act" contained therein.

For additional information, visit the Company's website at www.quanex.com.

 QUANEX CORPORATION
 INDUSTRY SEGMENT INFORMATION
 (In thousands)
 (Unaudited)

  Three months ended                              Six months ended
      April 30,                                       April 30,
 --------------------                           --------------------
    2007       2006                                2007       2006
 ---------  ---------                           ---------  ---------
                        Net sales:

 $ 280,887  $ 245,397   Vehicular Products      $ 498,137  $ 464,170

                        Engineered
   103,583    127,355     Building Products       202,452    253,641
                        Aluminum Sheet
   139,188    139,530     Building Products       244,425    243,510
 ---------  ---------                           ---------  ---------
   242,771    266,885   Building Products         446,877    497,151

    (4,220)    (5,046)  Corporate and Other        (7,935)    (9,516)
 ---------  ---------                           ---------  ---------

 $ 519,438  $ 507,236     Net sales             $ 937,079  $ 951,805
 =========  =========                           =========  =========

                        Operating income:

 $  35,413  $  40,422   Vehicular Products       $ 60,284  $  73,671

                        Engineered
     9,088     12,657     Building Products        12,938     23,275
                        Aluminum Sheet
    16,828     22,408    Building Products         27,416     38,497
 ---------  ---------                           ---------  ---------
    25,916     35,065   Building Products          40,354     61,772

   (10,787)    (6,642)  Corporate and Other       (19,715)   (12,374)
 ---------  ---------                           ---------  ---------

 $  50,542  $  68,845     Operating Income      $  80,923  $ 123,069
 =========  =========                           =========  =========

 QUANEX CORPORATION
 CONSOLIDATED STATEMENTS OF INCOME
 (In thousands, except per share data)
 (Unaudited)

  Three months ended                                Six months ended
      April 30,                                        April 30,
 --------------------                             --------------------
   2007       2006                                  2007       2006
 ---------  ---------                             ---------  ---------

 $ 519,438  $ 507,236    Net sales                $ 937,079  $ 951,805
                         Cost of sales (exclusive
                          of items shown separately
   424,457    396,541     below)                    767,022    748,625
                         Selling, general and
    24,872     23,940     administrative expense     50,571     44,813
                         Depreciation and
    19,567     17,910     amortization               38,563     35,298
 ---------  ---------                             ---------  ---------
    50,542     68,845    Operating income            80,923    123,069
    (1,024)    (1,215)   Interest expense            (2,059)    (2,455)
     1,733        356    Other, net                   3,707        467
 ---------  ---------                             ---------  ---------
                         Income from continuing
    51,251     67,986     operations before taxes    82,571    121,081
   (18,451)   (25,155)   Income tax expense         (29,726)   (44,800)
 ---------  ---------                             ---------  ---------
                         Income from
    32,800     42,831     continuing operations      52,845     76,281
                         Income (loss) from
                          discontinued operations,
        --         19     net of taxes                   --       (406)
 ---------  ---------                             ---------  ---------
 $  32,800  $  42,850    Net income               $  52,845  $  75,875
 =========  =========                             =========  =========

                         Basic earnings per common share:

                          Earnings from
 $    0.89  $    1.14      continuing operations  $    1.43  $    2.02
                          Income (loss) from
                           discontinued
 $      --  $      --      operations             $      --  $   (0.01)
 ---------  ---------                             ---------  ---------
 $    0.89  $    1.14    Basic earnings per share $    1.43  $    2.01
 ---------  ---------                             ---------  ---------

                         Diluted earnings per common share:

                          Earnings from
 $    0.84  $    1.07      continuing operations  $    1.38  $    1.93
                          Income (loss) from
                           discontinued
 $      --  $      --      operations             $      --  $   (0.01)
 ---------  ---------                             ---------  ---------
                          Diluted earnings
 $    0.84  $    1.07      per share              $    1.38  $    1.92
 ---------  ---------                             ---------  ---------

                         Weighted average common shares outstanding:

    36,943     37,677     Basic                      36,920     37,677
    39,416     40,327     Diluted                    39,113     40,131

 $  0.1400  $  0.1200    Cash dividends per share $  0.2800  $  0.2233

 QUANEX CORPORATION
 CONDENSED CONSOLIDATED BALANCE SHEETS
 (In thousands)
 (Unaudited)

   April 30,                                                October 31,
     2007                                                      2006
 ---------------------------------------------------------------------
               Assets
  $   63,961   Cash and equivalents                         $  105,708
      40,000   Short-term investments                               --
     211,685   Accounts and notes receivable, net              184,311
     164,131   Inventories                                     142,788
      12,429   Deferred income taxes                            12,218
       5,792   Other current assets                              5,584
 -----------   ------------------------------------------   ----------
     497,998     Total current assets                          450,609
     443,031   Property, plant and equipment, net              432,058
     201,732   Goodwill                                        196,350
      29,588   Cash surrender value insurance policies          29,108
      90,740   Intangible assets, net                           75,285
      15,577   Other assets                                     18,742
 -----------   ------------------------------------------   ----------
  $1,278,666     Total assets                               $1,202,152
  ==========   ==========================================   ==========
               Liabilities and stockholders' equity
  $  181,438   Accounts payable                             $  137,564
      51,950   Accrued liabilities                              54,943
       5,351   Income taxes payable                             13,185
       1,464   Current maturities of long-term debt              2,721
 -----------   ------------------------------------------   ----------
     240,203     Total current liabilities                     208,413
     129,416   Long-term debt                                  130,680
       1,457   Deferred pension credits                          1,115
       7,426   Deferred postretirement welfare benefits          7,300
      64,203   Deferred income taxes                            66,189
      13,254   Non-current environmental reserves               14,186
      16,902   Other liabilities                                15,754
 -----------   ------------------------------------------   ----------
     472,861     Total liabilities                             443,637
     805,805     Total stockholders' equity                    758,515
  ----------   ------------------------------------------   ----------
                 Total liabilities and
  $1,278,666      stockholders' equity                      $1,202,152
  ==========   ==========================================   ==========

 QUANEX CORPORATION
 CONSOLIDATED STATEMENTS OF CASH FLOW
 (In thousands)
 (Unaudited)

                                                    Six months ended
                                                        April 30,
                                                 ---------------------
                                                   2007         2006
                                                 ---------   ---------
 Operating activities:
   Net income                                    $  52,845   $  75,875
   Loss from discontinued operations                    --         406
   Adjustments to reconcile net income to
    cash provided by operating activities:
      Depreciation and amortization                 38,697      35,612
      Deferred income taxes                         (2,200)      1,180
      Stock-based compensation                       3,685       2,797
                                                 ---------   ---------
                                                    93,027     115,870

   Changes in assets and liabilities, net of
    effects from acquisitions and dispositions:
      Decrease (Increase) in accounts and
       notes receivable                            (22,716)    (42,506)
      Decrease (Increase) in inventory             (19,853)    (22,874)
      Increase (Decrease) in accounts payable       42,626      33,669
      Increase (Decrease) in accrued
       liabilities                                  (4,134)    (11,686)
      Increase (Decrease) in income taxes
       payable                                      (7,718)     (1,575)
      Increase (Decrease) in deferred pension
       and postretirement benefits                   2,888         632
      Other, net                                       264      (3,327)
                                                 ---------   ---------
   Cash provided by (used for) operating
    activities from continuing operations           84,384      68,203
   Cash provided by (used for) operating
    activities from discontinued operations             --        (742)
                                                 ---------   ---------
 Cash provided by operating activities              84,384      67,461
 Investment activities:
   Purchases of short-term investments             (46,150)         --
   Proceeds from sales of short-term investment      6,150          --
   Acquisitions, net of cash acquired              (58,493)         --
   Capital expenditures, net of retirements        (16,626)    (42,915)
   Proceeds from sale of discontinued operations        --       5,432
   Retired executive life insurance proceeds            --         461
   Other, net                                          312         320
                                                 ---------   ---------
      Cash used for investing activities from
       continuing operations                      (114,807)    (36,702)
      Cash used for investment activities from
       discontinued operations                          --         (14)
                                                 ---------   ---------
 Cash used for investment activities              (114,807)    (36,716)
 Financing activities:
   Repayments of long-term debt                     (2,521)     (2,307)
   Common dividends paid                           (10,374)     (8,588)
   Issuance of common stock from option
    exercises, including related tax
    benefits                                         1,571      10,724
   Purchases of treasury stock                          --     (17,906)
   Other, net                                          (11)         --
                                                 ---------   ---------
      Cash provided by (used for) financing
       activities from continuing operations       (11,335)    (18,077)
      Cash used for financing activities from
       discontinued operations                          --         (56)
                                                 ---------   ---------
 Cash provided by (used for) financing
  activities                                       (11,335)    (18,133)
                                                 ---------   ---------
   Effect of exchange rate changes on cash
    and equivalents                                     11          13
 Increase (Decrease) in cash and equivalents       (41,747)     12,625
 Beginning of period cash and equivalents          105,708      49,681
                                                 ---------   ---------
 End of period cash and equivalents
                                                 $  63,961   $  62,306
                                                 =========   =========

CONTACT: Quanex Corporation
         Financial Contact:
         Jeff Galow
           713/877-5327
         Media Contact:
         Valerie Calvert
           713/877-5305